Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT DARIOHEALTH CORP., TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

August 19, 2026

Steven Nelson
[**]

Dear Steven:

Following our conversation, below are the terms and conditions (the “Agreement”) regarding your separation from employment with DarioHealth Corp. (the “Company”).

1.            Termination of Employment. Your employment with the Company will terminate on September 30, 2026 (the “Separation Date”). Effective September 1, 2026, you will cease to serve as the Company's President and Chief Commercial Officer. You will be timely paid all earned wages (including accrued, unused vacation time) no later than October 16, 2026.

2.            Benefits. Your current health insurance coverage will continue through the end of September 2026, with no further action required by you. Your eligibility to continue your current coverage under the Company’s group health insurance plan under COBRA will commence on the first day of the month following the month of the Separation Date. The company will reimburse you for up to three months of coverage under COBRA from the Separation Date or until you become eligible for comparable benefits earlier. The COBRA monthly reimbursement amount will be $2,600.00. The Company will provide you with separate written notification of your right to continue such coverage. If you elect such coverage, you will be responsible for remitting the monthly premium commencing after your Separation Date and providing proof of payment to the Company for reimbursement as stated above. Your right to participate in all other of the Company’s benefits plans and programs will end on the Separation Date.

3.            Reference. As a matter of policy, the Company will only confirm your job title and dates of employment to prospective employers.

4.            Expenses. To receive expense reimbursement for business expenses subject to reimbursement, the Company must receive sufficient documentation no later than September 30, 2026.

5.            Cooperation. You agree to cooperate with the Company and its personnel in a commercially reasonable manner through December 31, 2026, to ensure a successful transition of your role.

6.            Options and Capital Grants. All options and capital grants granted to the Employee during the Employment Term, shall be governed by the terms and conditions of the Company’s relevant option plan and the Employee’s relevant option agreements and/or grant letters. Any outstanding, but unvested options and capital grants shall expire upon and become of no force and effect on the Termination Date.

7.            Advisory Role and Agreement. Following the Separation Date and execution of this Agreement, you and the Company will enter into an advisory agreement. The terms of that advisory agreement, including any equity compensation payable to you, will be mutually agreed upon by you and the Company and are subject to approval by the Compensation Committee of the Company's Board of Directors.

8.            General Release of Claims.

In exchange for the promises and payment described in this Agreement, you (on behalf of yourself and your heirs, executors, administrators and assigns) hereby release and forever discharge the Company and all of their present and former officers, directors, principals, employees, agents, representatives, consultants, successors and assigns, in their official and individual capacities (collectively, the “Released Parties”), to the maximum extent permitted by law, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Non discrimination Act, Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Act, the Immigration Reform and Control Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the Pennsylvania Equal Pay Law, the Pennsylvania Labor Anti-Injunction Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Constitution, all as amended, any other federal, state or local statute, regulation, ordinance or common law, and all claims related to or arising out of your employment or the termination of your employment with the Company. You also waive any right you may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on your behalf or on behalf of any class of which you may be a member. This General Release of Claims shall not apply to (a) any claim that may arise after this Agreement is signed, (b) any claim that may not be waived by law, or (c) any claim by you to enforce this Agreement. You agree that, if you bring any action against any Released Party(ies) that is covered by this General Release of Claims, you will pay the fees and costs of such Released Party(ies) (including reasonable attorney’s fees) incurred in defending against such action. This General Release of Claims will not prevent you from filing, cooperating with, or participating in any governmental, administrative, or regulatory investigation or proceeding before the Equal Employment Opportunity Commission and comparable state agencies, the National Labor Relations Board, the Occupational Safety and Health Administration or the Securities and Exchange Commission, but you acknowledge and agree that you waive any right to, and shall not seek, accept or be entitled to, any monetary relief with respect to any claim released pursuant to this Agreement, provided, however, that you do not waive your right to receive an award from the Security and Exchange Commission’s whistleblower award program.

9.            Return of Property. You acknowledge that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company. By signing this Agreement, you represent and warrant that, you shall (a) return to the Company all property of the Company, including (without limitation) electronic devices (including any laptop and key fob provided to you) and hard copies of documents; (b) to the extent that you have had originals of the Company’s electronic documents or files, return such originals to the Company; and (c) delete any of the Company’s documents or files from all of your personal devices (including, but not limited to, laptops, cell phones and tablets). While the Company will organize the collection and return of Company property, you agree to fully cooperate in the collection and return of the property.

10.          Confidentiality. You agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the terms of this Agreement, except that you may discuss this Agreement with your immediate family, state and federal tax authorities, your attorneys, tax preparers, accountants or other professional advisers, as may be necessary to enforce this Agreement, upon court order, and/or for purposes protected and/or required by state or federal law.

11.          Non-Disparagement. To the extent permitted by law, both you and the Company agree not to take any action or make any statement, written or oral, including but not limited to social media or any public medium that disparages the other party. Additionally, you agree not to take any action or make any statement, written or oral, that has the intended or foreseeable effect of harming the business or personal reputations of any of the Company’s officers, directors, principals, employees or agents. This undertaking, along with any other provision in this Agreement, shall not prevent truthful testimony under oath, truthful statements regarding unlawful employment practices, or the waiver of your right to report a violation of law to a governmental agency, or other rights protected by the National Labor Relations Act, or other rights that cannot be waived by law. Nothing in this Agreement, including the ongoing obligations discussed in Section 14, is intended to discourage you from exercising such rights.

12.          Enforceability; Severability. If a court finds any term of this Agreement to be invalid or unenforceable, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

13.          Law Governing; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the State of New York and you hereby consent to jurisdiction in courts located in the State of New York with respect to all such matters.

14.          Ongoing Obligations. You acknowledge and agree that you remain bound by certain post-employment obligations set forth in your Offer of Employment letter dated May 29, 2024 (the "Offer Letter"), which obligations survive the termination of your employment and this Agreement. These obligations include, without limitation: (a) protecting the Company's confidential information and intellectual property rights; (b) refraining from soliciting the Company's clients and customers for business opportunities or offering that compete with, or are similar to, the business of the Company, or employees for a period of twelve (12) months following your Separation Date. For clarity, this restriction shall not apply to client or business relationships established by you prior to your employment with the Company, provided there is no use of Company confidential information; (c) refraining from competing with the Company for a period of six (6) months following your Separation Date; and (d) returning all Company property upon separation. Nothing in this Agreement shall be construed to modify, limit, or supersede the obligations set forth in the Offer Letter, which remain in full force and effect in accordance with their terms.

15.          Notice of Immunity and Protected Disclosures. As set forth in 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or the Offer Letter shall be construed to prevent disclosure of confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

16.          Entire Agreement; No Representations. This Agreement constitutes the entire agreement between you and the Company concerning the terms and conditions of your separation from employment with the Company and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and the Company, with the exception of your ongoing obligations under the Offer Letter. You agree that the Company has not made any representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

17.          Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of the Company. The failure of you or the Company at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

18.          Acknowledgement and Time to Execute. You acknowledge and agree that you have been advised to consult with an attorney. You may have up to twenty-one (21) days from the date you receive this Agreement to sign it. If you sign the Agreement prior to the expiration of the twenty-one (21) day period, you did so voluntarily. You further acknowledge that you have carefully read and fully understand the terms of this Agreement, that you are entering into this Agreement knowingly and voluntarily, and that you have not relied on any statements or representations by the Company other than those contained in this Agreement. You understand that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period. You have the right to revoke this Agreement within seven (7) days after you execute this Agreement. Your revocation or rescission may be sent by email to Ms. Liz Lomasney at [**]. If you revoke or rescind this Agreement (or any waiver or release within this Agreement), you will not be entitled to, and shall not receive, any consideration under this Agreement. This Agreement shall not become effective, and neither the Company nor you shall have any rights or obligations hereunder, until the eighth (8th) day after you sign and return this Agreement, and only if you have not made a revocation or rescission.

Please indicate your acceptance of this Agreement by signing and returning it to Ms. Liz Lomasney.

Sincerely,

/s/ Chen Franco-Yehuda
Chen Franco-Yehuda
CFO, DarioHealth Corp.

ACCEPTED AND AGREED:

/s/ Steven Nelson	8/20/2026
Steven Nelson	Date